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                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                           JOHNSTON INDUSTRIES, INC.
                                       AT
                              $3.00 NET PER SHARE
                                       BY
                              JI ACQUISITION CORP.
                                a subsidiary of

                        CGW SOUTHEAST PARTNERS IV, L.P.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
           TIME, ON FRIDAY, MAY 5, 2000, UNLESS THE OFFER IS EXTENDED
                            (THE "EXPIRATION DATE")

                                                                   APRIL 7, 2000

To Our Clients:

     Enclosed for your consideration is an Offer to Purchase dated April 7, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to the Offer by JI Acquisition Corp., a Delaware corporation (the "Purchaser"), which is a subsidiary of CGW Southeast Partners IV, L.P., a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act ("CGW"), to purchase for cash all of the outstanding shares of Common Stock, $.10 par value per share (the "Shares") of Johnston Industries, Inc., a Delaware corporation (the "Company"), at a price of $3.00 per Share, net to the seller in cash, without interest, upon the terms and conditions set forth in the Offer.

     WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     Accordingly, we request your instructions as to whether you wish to tender any of or all of the Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer.

     Your attention is directed to the following:

           1. The offer price is $3.00 per Share, net to you in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

           2.    The Offer is being made for all outstanding Shares.

           3. The Board of Directors of the Company has unanimously approved the Offer and determined that the terms of the Offer are fair to the Company's stockholders. The Board of Directors has remained neutral with regard to its recommendation of the Offer to the stockholders.

           4. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

           5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, May 5, 2000, unless the Offer is extended.

           6. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date of the Offer, that number of shares which represents at least nine and seven-tenths percent (9.7%) of the Shares currently outstanding on a fully diluted basis, which, combined with the 9,000,000 newly issued shares of Common and Preferred Stock of the Company to be purchased by Purchaser at the closing of the Offer, will result in Purchaser being the majority owner of the then issued and outstanding shares of the Company's voting capital stock, and (ii) the other conditions set forth in the Offer to Purchase. As used herein, "fully diluted basis" takes into account issued and outstanding Shares and shares subject to issuance under stock options, warrants and other securities convertible into shares which will be outstanding after closing of the Offer.
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     Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the expiration of the Offer. If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of the jurisdiction.

               INSTRUCTION WITH RESPECT TO THE OFFER TO PURCHASE
                FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                           JOHNSTON INDUSTRIES, INC.

     The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase dated April 7, 2000, and the related Letter of Transmittal, in connection with the offer by JI Acquisition Corp., a Delaware corporation and a subsidiary of CGW Southeast Partners IV, L.P., a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act, to purchase all of the outstanding shares of Common Stock, $.10 par value per share of Johnston Industries, Inc., a Delaware corporation.

     This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in such Offer to Purchase and related Letter of Transmittal.

Dated:
      ----------, 2000

                        NUMBER OF SHARES TO BE TENDERED:

                                          SHARES
                              ------------

     Unless otherwise indicated, it will be assumed that you instruct us to tender all Shares held by us for your account.

     I (we) understand that if I (we) sign this instruction form without indicating a lesser number of Shares in the space above, all Shares held by you for my (our) account will be tendered.

                                   SIGN HERE

Signature(s)
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Print Name(s)
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Print Address(es)
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Area Code and Telephone Number(s)
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Tax ID or Social Security Number(s)
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